UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934
Date of Report (Date of earliest event reported) November 23, 2005
PIER 1 IMPORTS, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-7832	75-1729843

(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)
100 Pier 1 Place, Fort Worth, Texas 76102

(Address of principal executive offices, including zip code)
(817) 252-8000

(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written Communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
On November 22, 2005, Pier 1 Imports, Inc. through its subsidiaries, Pier 1 Imports (U.S.), Inc. and Pier 1 Kids, Inc. (collectively, the “Company”), entered into a Credit Agreement with Bank of America, N.A., as administrative agent and collateral agent and various lender parties thereto. The Credit Agreement provides for a $325,000,000 senior secured five year revolving credit facility (the “Credit Facility”) secured by all of the Company’s U.S. and Canadian inventory and the Company’s third party credit card receivables and governed by a borrowing base as defined therein.
This Credit Facility replaces the existing three year, $125,000,000 credit facility (the “Prior Credit Facility”) entered into by the Company in August 2003 with Wells Fargo Bank, N.A., as administrative agent and various other lenders. Borrowings under the Prior Credit Facility amounted to $20,000,000 as of August 27, 2005. In addition, the Credit Facility will replace the Company’s $120,000,000 uncommitted short-term line of credit, which was used to issue merchandise letters of credit, and $51,554,000 in credit lines used to issue other special-purpose letters of credit.
Borrowings under the Credit Facility will be limited to the lesser of $325,000,000 or the amount of the borrowing base as defined in the Credit Agreement. At the Company’s option, borrowings will bear interest, payable quarterly or, if earlier, at the end of each interest period, at either (a) the LIBO Rate plus a spread varying from 75 to 125 basis points per annum, depending on the amount then borrowed under the Credit Facility (initially 100 basis points) or (b) the higher of the Prime Rate or the Federal Funds Rate. Provided that there is no default and no default would occur as a result thereof, the Company may request that the Credit Facility be increased to an amount not to exceed $375,000,000. Under the terms of the Credit Agreement, the Company agrees to pay a fee on the unused portion of the Credit Facility payable monthly in arrears at a rate of 25 basis points per annum. In addition, the Company will pay, when applicable, letter of credit fronting fees and fees on the amount of letters of credit outstanding.
The Credit Agreement contains customary affirmative and negative covenants for credit facilities of this type, including, among others, limitations on the Company and its subsidiaries with respect to liens, investments, incurrence of indebtedness, disposition of assets, mergers and acquisitions, subordinated debt, and transactions with affiliates. The Credit Agreement does not require the Company to comply with financial covenants unless the Company utilizes more than 90% of the amount available under the Credit Facility, in which case, the Company would be required to maintain a fixed charge coverage ratio as defined in the Credit Agreement. The Company may use the proceeds of borrowings under the Credit Agreement for working capital, capital expenditures and other general corporate purposes, including to refinance the Company’s existing indebtedness, including indebtedness arising under the Prior Credit Agreement.
Events of default under the Credit Agreement include, among other things: failure to pay any principal, interest or fees due under the Credit Agreement prior to the expiration of any applicable grace period; a default in the performance of any covenant in the loan documents that is not timely cured; a default under any indebtedness in excess of $5,000,000 that permits the holder thereof to accelerate such indebtedness; a change of control; the Company’s bankruptcy, insolvency or dissolution; entry of a final judgment for the payment of money exceeding $5,000,000 that is not timely discharged; incurrence of specified liability resulting from termination or other events relating to certain employee benefit plans; and incurrence of any uninsured or unreimbursed loss to any material portion of the collateral.
The foregoing description of the Credit Agreement and related matters is qualified in its entirety by reference to the Credit Agreement, a copy of which is filed as Exhibit 10.1 hereto and incorporated herein by reference.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of Registrant
The disclosure set forth under Item 1.01 above (Entry Into a Material Definitive Agreement) is hereby incorporated by reference into this Item 2.03. On November 22, 2005 the Company’s initial utilization of the Credit Facility described above was $128,159,000 including $108,159,000 outstanding letters of credit and repayment of $19,500,000 in current borrowings under the Prior Facility.
Item 9.01 Financial Statements and Exhibits
Exhibit 10.1 Credit Agreement dated as of November 22, 2005, by and among Pier 1 Imports (U.S.), Inc. and Pier 1 Kids, Inc., as Borrowers, Bank of America, N.A., as Administrative Agent and Collateral Agent, Banc of America Securities LLC, as Arranger, and the lenders named therein.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 23, 2005	PIER 1 IMPORTS, INC.
	By:	/s/ J. Rodney Lawrence
J. Rodney Lawrence, Executive Vice
President and Secretary

Exhibit Index

Exhibit Number	Description

10.1	Exhibit 10.1 Credit Agreement dated as of November 22, 2005, by and among Pier 1 Imports (U.S.), Inc. and Pier 1 Kids, Inc., as Borrowers, Bank of America, N.A., as Administrative Agent and Collateral Agent, Banc of America Securities LLC, as Arranger, and the lenders named therein.